N-SAR MODEL EXHIBIT 77I

Oppenheimer Integrity Funds
NSAR Exhibit – Item 77I

Oppenheimer Integrity Funds (the "Registrant") began offering Class I shares on April 27, 2012.  Post−Effective Amendment No. 55 (04-26-12) to the Registrant's Registration Statement, Accession Number 0000728889-12-000731, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.